Exhibit 99.1

PCTEL Divests ProsettaCore™ Assets to Redwall

Software and Algorithm Development Group to Deliver

Secure Defense and Government Products

Royalty Potential for PCTEL

BLOOMINGDALE, IL – April 30, 2013 — PCTEL, Inc. (NASDAQ:PCTI), a leader in simplifying wireless and site solutions for private and public networks, announced today that it had divested all of the assets associated with ProsettaCore™ to Redwall Technologies, a development organization that specializes in mobile security, military and defense projects and systems, and critical national infrastructure. Under the terms of the agreement, Redwall will acquire the server and device software, the underlying IP, and complete development responsibility for the security products. PCTEL will receive royalties on the sale of ProsettaCore-enabled devices. Eric Uner, PCTEL Secure’s engineering director and architect, will join Redwall as part of the transaction.

“We are delighted that Redwall will develop and represent ProsettaCore into the appropriate channels,” said Marty Singer, PCTEL’s Chairman and CEO. “ProsettaCore’s behavioral approach to mobile device security has become increasingly relevant. Redwall brings the customer relationship and special project experience required to make ProsettaCore a commercial success,” added Singer.

“Eric is a great addition to our team and ProsettaCore will become an important element of our product portfolio,” said John Rosenstengel, Redwall’s President. “Sophisticated mobile devices represent vulnerable assets and new attack vectors for those who would threaten commercial and government enterprises. Redwall, with ProsettaCore as a foundation, will provide a defense against those threats,” added Rosenstengel.

Wunderlich Securities acted as a financial advisor, and Centaur Partners acted as a consulting advisor, to PCTEL in its divestiture of PCTEL Secure.

About PCTEL

PCTEL, Inc. (NASDAQ: PCTI), develops antenna, scanning receiver, and engineered site solutions and services for public and private networks. PCTEL RF Solutions specializes in the design, optimization and testing of today’s wireless communication networks. The company’s SeeGull® scanning receivers, SeeHawk® visualization tool, and Clarify® system, measure and analyze wireless signals for efficient cellular network planning, deployment, and optimization. PCTEL develops and supports scanning receivers for LTE, TD-LTE, EV-DO, CDMA, WCDMA, TD-SCDMA, GSM, and WiMAX networks.

PCTEL Connected Solutions™ simplifies network deployment for wireless, data and communications applications for private network, public safety, and government customers. PCTEL Connected Solutions develops and delivers high-value YAGI, Land Mobile Radio, WiFi, GPS, In-Tunnel, Subway, and broadband antennas (parabolic and flat panel) through its MAXRAD®, Bluewave™ and Wi-Sys™ product lines. PCTEL also designs specialized towers, enclosures, fiber optic panels, and fiber jumper cables to deliver custom engineered site solutions. The company’s vertical markets include SCADA, Health Care, Smart Grid, Positive Train Control, Precision Agriculture, Indoor Wireless, Telemetry, Off-loading, and Wireless Backhaul. PCTEL’s products are sold worldwide through direct and indirect channels. For more information, please visit the company’s web sites www.pctel.com, www.antenna.com, www.rfsolutions.pctel.com, www.connectedsolutions.pctel.com, www.towerworx.com, or www.pctelsecure.com

About Redwall Technologies, LLC

Redwall Technologies was founded by experienced technology entrepreneurs who are subject matter experts in the areas of information security, mobile devices, and the development of critical software. Serving on a variety of government programs, the Redwall team has come together specifically to solve the growing information assurance needs of both the public and private sectors for smartphones, tablets, and other connected devices such as those in SCADA networks. Redwall’s products allow these devices to operate with increased robustness and assurance, all controlled by mission, theater, and enterprise specific policies that can easily adapt in the field to answer changing environments and threat landscapes. For more information visit www.redwall.us.

About Wunderlich Securities

Established in 1996, Wunderlich Securities is a full-service brokerage firm based in Memphis, Tennessee. Wunderlich Securities caters to individual and institutional clients with financial advisory, brokerage, equity research, and investment banking services. Wunderlich Fixed Income Capital Markets and Fundamental Brokers Inter-Dealer serve institutional clients with fixed income brokerage services. The Firm operates in 26 offices across 15 states and has over 450 associated professionals. Member FINRA and SIPC. For more information about the organization, please visit our website at www.wunderlichsecurities.com.

About Centaur Partners

Centaur Partners LLC provides strategic merger & acquisition advisory and management consulting services to high technology companies. In addition to M&A and private placement advisory services, Centaur Partners offers IPO, Follow-on offering, Debt, and PIPE funding services with its partner Wunderlich Securities. The Centaur Partners team has completed transactions for, or consulted to, more than two-hundred-fifty public and private clients in the software, Internet, computer, communications, and semiconductor industries. For more information, please visit www.centaurpartners.com.

SAFE HARBOR

This press release contains forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Specifically, these forward-looking statements include statements regarding the potential benefits from using ProsettaCore and that royalties may be generated from ProsettaCore-enabled devices. These statements are based on PCTEL’s and Redwall’s current expectations. Anticipated customer benefits and product capabilities of ProsettaCore may differ materially from those projected as a result of certain risks and uncertainties, including but not limited to those detailed from time to time in PCTEL’s Securities and Exchange Commission filings. These forward-looking statements are made only as of the date hereof, and PCTEL disclaims any obligation to update or revise the information contained in any forward-looking statements, whether as a result of new information, future events or otherwise.

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For further information contact:

Jack Seller

Public Relations

PCTEL, Inc.

(630)339-2116

jack.seller@pctel.com